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                      April 21, 2022

       Edmund Reese
       Chief Financial Officer
       Broadridge Financial Solutions, Inc.
       5 Dakota Drive
       Lake Success, NY 11042

                                                        Re: Broadridge
Financial Solutions, Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2021
                                                            Filed August 12,
2021
                                                            File No.: 001-33220

       Dear Mr. Reese:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services